Exhibit (a)(1)(E)

Letter of Clients with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Norcraft Companies, Inc.

at

$25.50 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated April 14, 2015

by

Tahiti Acquisition Corp.

an indirect wholly-owned subsidiary of

Fortune Brands Home & Security, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

April 14, 2015

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated April 14, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Tahiti Acquisition Corp., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Fortune Brands Home & Security, Inc., a Delaware corporation (“Fortune Brands”), to purchase all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of Norcraft Companies, Inc., a Delaware corporation (“Norcraft”), at a price of $25.50 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is a letter to stockholders from the Chief Executive Officer of Norcraft, accompanied by Norcraft’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us in your account. A tender of such Shares can be made only by us (or our nominees) as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us (or our nominees) in your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us (or our nominees) in your account pursuant to the Offer.

Your attention is directed to the following:

1.	The Offer Price is $25.50 per Share net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 30, 2015 (as it may be amended or supplemented, the “Merger Agreement”), by and among Norcraft, Fortune Brands and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Norcraft, with Norcraft continuing as the surviving corporation and an indirect wholly-owned subsidiary of Fortune Brands (the “Merger”). At the Effective Time (as defined in the Merger Agreement) of the Merger, each Share (including each Share resulting from the exchange of LLC Units (as defined in the Merger Agreement) for Shares) issued and outstanding immediately prior to the Effective Time of the Merger (other than (i) Shares held by Norcraft as treasury stock, held by a wholly-owned subsidiary of Norcraft or owned by Fortune Brands or the Purchaser, all of which will be canceled and will cease to exist, and (ii) Shares owned by any stockholder of Norcraft who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) shall be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes.

4.	The Norcraft Board of Directors unanimously adopted resolutions: (i) approving and declaring that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Norcraft and its stockholders; (ii) approving and declaring the advisability of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger); (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer; and (iv) authorizing that the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware, if applicable.

5.	The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated on the Expiration Date or the affirmative approval or clearance of governmental authorities required under antitrust laws of the United States relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger having been obtained, and the other customary conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

6.	The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on May 11, 2015, unless the Offer is extended or earlier terminated by the Purchaser.

7.	Any transfer taxes applicable to the Purchaser pursuant to the Offer will be paid by the Purchaser, subject to Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us in your account, please instruct us by completing, executing and returning the attached instruction form to us in the enclosed envelope. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares will be in all cases made only after such Shares are accepted by the Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Instructions with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Norcraft Companies, Inc.

at

$25.50 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated April 14, 2015

by

Tahiti Acquisition Corp.

an indirect wholly-owned subsidiary of

Fortune Brands Home & Security, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated April 14, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Tahiti Acquisition Corp., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Fortune Brands Home & Security, Inc., a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of Norcraft Companies, Inc., a Delaware corporation (“Norcraft”), at a price of $25.50 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you in the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will be determined by the Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	Shares*
Number of Shares to be Tendered:	Signatures(s)
Account Number:
Capacity***
Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.

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